Exhibit 3.1

THIRD CERTIFICATE OF AMENDMENT
OF
AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION
OF
PLUG POWER INC.

Plug Power Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), hereby certifies as follows:

FIRST: That the Board of Directors of the Corporation has duly adopted resolutions (i) authorizing the Corporation to execute and file with the Secretary of State of the State of Delaware this Third Certificate of Amendment of Amended and Restated Certificate of Incorporation (this “Third Amendment”) to increase the authorized capital stock of the Corporation from 250,000,000 shares to 455,000,000 shares; and (ii) declaring this Third Amendment to be advisable, submitted to and considered by the stockholders of the Corporation entitled to vote thereon for approval by the affirmative vote of such stockholders in accordance with the terms of the Company’s Amended and Restated Certificate of Incorporation, as amended by the Certificate of Amendment of the Amended and Restated Certificate of Incorporation dated June 21, 2000 and the Second Certificate of Amendment of Amended and Restated Certificate of Incorporation dated May 19, 2011 (collectively, the “Certificate of Incorporation”), and Section 242 of the General Corporation Law of the State of Delaware (the “DGCL”) and recommended for approval by the stockholders of the Corporation.

SECOND: That this Third Amendment was duly adopted in accordance with the terms of the Certificate of Incorporation and the provisions of Section 242 of the DGCL by the Board of Directors and stockholders of the Corporation.

THIRD: That upon the effectiveness of this Third Amendment, the first paragraph of Article IV of the Certificate of Incorporation is hereby deleted and is replaced in its entirety by the following:

“The total number of shares of capital stock which the Corporation shall have authority to issue is Four Hundred and Fifty Five Million (455,000,000) shares, of which (i) Four Hundred and Fifty Million (450,000,000) shares shall be Common Stock, par value $.01 per share, and (ii) Five Million (5,000,000) shares shall be undesignated preferred stock, par value $.01 per share (the “Undesignated Preferred Stock”).”

IN WITNESS WHEREOF, the Corporation has caused this Third Certificate of Amendment of Amended and Restated Certificate of Incorporation to be executed by Andrew Marsh, its President and Chief Executive Officer, this 25th day of July, 2014.

PLUG POWER INC.

By:	/s/Andrew Marsh Andrew Marsh President and Chief Executive Officer